Exhibit 10.2


                  Amendments to the Restricted Stock Unit Plan
                  --------------------------------------------

The text of Sections 3.1, 3.2 and 5.10 of the Restricted Stock Unit Plan shall be amended to read as follows:

"3.1 Number of Shares. Subject to the adjustment provisions of Section 3.3, the number of shares of Common Stock that may be issued or delivered in connection with awards of Restricted Stock Units under the Plan shall not exceed 25,000,000 shares. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of shares actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an Award that is cancelled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant will again be available for Awards, and shares withheld or surrendered in payment of the taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed again to be available for Awards under the Plan."

"3.2 Character of Shares; Reservation of Shares. Shares of Common Stock delivered under the Plan shall be issued Common Stock held in the Company's treasury, shares held by any trust or other arrangement established pursuant to
Section 5.10 hereof or a combination thereof. At all times, the Company shall have reserved for awards under the Plan or shall have contributed to, or cause to be purchased by, any such trust or other arrangement the number of shares of Common Stock to be issued under this Plan equal to the maximum number of shares set forth in Section 3.1, reduced by such number of shares that have been previously issued or delivered as a result of this Plan."

"5.10 Trusts. The Committee may, in its discretion, establish one or more trusts or other arrangements and deposit therein amounts of cash, Common Stock, or other property to meet the obligations created under the Plan to deliver shares of Common Stock to participants; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such trust(s). Other provisions of the Plan notwithstanding, the timing of allocations and other events relating to assets in such account may be varied to reflect the timing of allocations and events relating to actual investments of the assets of such trust(s). To the extent that shares of Common Stock held by a trust or other arrangement established pursuant to this Section 5.10 are allocated to a participant's Restricted Stock Units, the participant shall have the right, subject to applicable law, to instruct the trustee of such trust or similar arrangement with respect to the exercise of voting rights on such allocated shares and as to whether (or not) to tender or exchange any such allocated shares in any tender or exchange offer in accordance with the instruments governing such trust or other arrangement as in effect from time to time."